EXHIBIT 21
LIST OF SUBSIDIARIES

JURISDICTION OF
NAME OF SUBSIDIARY	INCORPORATION	STATUS

Denbury Gathering & Marketing, Inc.	Delaware	Wholly owned subsidiary of Denbury Resources Inc. — parent company of Genesis Energy, Inc.

Genesis Energy, Inc.	Delaware	Wholly owned subsidiary of Denbury Gathering & Marketing, Inc. - holds 2.0% general partner interest of Genesis Energy LP, .01% general partner interest of Genesis Crude Oil LP, and 7.396% limited partner interest of Genesis Energy LP

Denbury Operating Company	Delaware	Wholly owned subsidiary of Denbury Resources Inc. — operating holding company of limited liability companies

Denbury Onshore, L.L.C.	Delaware	Wholly owned subsidiary of Denbury Operating Company — onshore oil and gas properties

Denbury Marine, L.L.C.	Louisiana	Wholly owned subsidiary of Denbury Operating Company — marine company

Tuscaloosa Royalty Fund L.L.C.	Delaware	Wholly owned subsidiary of Denbury Operating Company

Denbury New Frontiers, L.L.C.	Delaware	Wholly owned subsidiary of Denbury Operating Company